Exhibit 3

                       NONRECOURSE PROMISSORY NOTE

$2,000,000.00                                      As of July 15, 1997
                                                      Phoenix, Arizona

     FOR VALUE RECEIVED, the undersigned, ROBERT R. KAUFFMAN ("Maker"), promises to pay to ACX TECHNOLOGIES, INC., a Colorado corporation ("Holder"), at Phoenix, Arizona, or such place as the Holder designates in writing, the principal sum of TWO MILLION DOLLARS ($2,000,000.00) in lawful money of the United States of America, together with interest on the unpaid principal balance at the rate in effect for three-year U.S. Treasury Notes on the date of this Note and on each anniversary of the date of this Note.

     All principal and accrued interest, if not sooner paid, shall be payable at maturity, on or before the third (3rd) anniversary of the date of this Note. Maker shall have the right at any time or from time to time to pay all or a portion of the principal and accrued interest without premium or penalty ("Prepayment"). Prepayments shall apply first to accrued interest and then to principal.

     Time is of the essence of this Note and each and every term and provision hereof.

     This Note is delivered pursuant to a Settlement Agreement and Mutual Release between Maker, Holder, Photocomm, Inc. and Golden Technologies Company, Inc., dated as of July 7, 1997 (the "Settlement Agreement") and is secured by Stock Pledge Agreement (the "Pledge Agreement") by Maker to Holder, executed of even date herewith.

     In the event garnishment, attachment, levy or execution is issued against any of the property or assets of Maker, or upon the happening of any event which constitutes a default pursuant to the terms of this Note, the Pledge Agreement and Direction to Recognize Pledge executed in connection therewith, or in the event the Maker shall file a petition in bankruptcy or any petition or application for any relief under any provision of the Bankruptcy Act or to take advantage of any law pertaining to reorganization, insolvency or readjustment of debt, or if the Maker shall make an assignment for the benefit of creditors, admit in writing the inability to pay debts as they become due, be adjudicated a bankrupt or insolvent, commit any act of bankruptcy, or answer a petition filed against Maker in any proceeding under the Bankruptcy Act or any law pertaining to reorganization, insolvency or readjustment of debt admitting the material allegations thereof, or if a court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver for the assets or affairs of Maker, this Note shall become immediately due and payable without notice to Maker. Should suit be brought to recover on this Note, or should the same be placed in the hands of an attorney for collection, Maker promises to pay all attorney fees and costs incurred in connection therewith.
This Note shall be governed by and construed in accordance with the laws of the State of Arizona, and suit hereon may be brought in Superior Court, Maricopa County, Arizona, and for this purpose Maker hereby expressly consents to the jurisdiction of said court.

     No offset or claim of any kind or nature that Maker now has or may in the future have against the Holder shall constitute a defense to the payment of, or relieve Maker from paying to Holder or Holder's order, any amount required to be paid by Maker under this Note, and Maker hereby waives any right to assert such offset or claim as a defense to its obligations under this Note.

     Failure of Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof.

     Maker, each individual and entity signing this Note, whether or not as a Maker, agree to be jointly and severally bound for all purposes with full recourse, severally waive any homestead exemption right against the debt evidenced hereby and any mortgage securing the same, and severally waive demand, diligence, presentment for payment, protest and notice of demand, protest, nonpayment and exercise of any option hereunder. Maker, each individual and entity signing this Note, whether or not as a Maker, further agree that the granting without notice of any extension or extensions of time for payment of any sum or sums due hereunder, or under any security agreement or other instrument securing this Note, or for the performance of any covenant, condition or Agreement hereof or thereof or the taking or release of other or additional security shall in no way release or discharge the liability of the Maker or any signor hereof.

     Notwithstanding any other term or provision hereof, Maker shall have no personal liability to pay any amounts due or to perform any obligations hereunder, Holder's sole recourse in the event of default shall be to proceed against the collateral subject to the Pledge Agreement, and Holder shall not seek or obtain a deficiency judgment or order against Maker personally based upon the indebtedness represented hereby; provided, however, that nothing contained in this paragraph shall affect or impair the validity of the indebtedness evidenced by this Note or the lien of the Pledge Agreement, or the right of the Holder to proceed against the collateral subject to the Pledge Agreement following default in (a) the making of any payment required to be made pursuant to this Note, or (b) the performance of any of the obligations of Maker under this Note or the Pledge Agreement; and provided further, that notwithstanding the foregoing, if Holder shall notify Maker after default that Holder proposes to retain the collateral subject to the Pledge Agreement in satisfaction of the obligations under this Note and Maker objects to such proposal or otherwise acts to prevent Holder's retention of such collateral, then Maker shall be and remain liable for any deficiency remaining after disposition of such collateral in accordance with the Uniform Commercial Code and Holder may seek and obtain a deficiency judgment against Maker personally therefor.



                                   /s/ Robert R. Kauffman
                                   _________________________
                                     Robert R. Kaufman

                                         "MAKER"